AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JERSEY CENTRAL POWER & LIGHT COMPANY

Charter Number 0002020200

Filed:  February 14, 2008

Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, Jersey Central Power & Light Company (hereinafter referred to as the “Corporation”) amends, restates, and integrates its Certificate of Incorporation, as heretofore amended and restated, to read as follows:

ARTICLE I

The name of the Corporation is JERSEY CENTRAL POWER & LIGHT COMPANY.

ARTICLE II

The address of the Corporation’s current registered office is:

Jersey Central Power & Light Company

c/o The Corporation Trust Company

820 Bear Tavern Road

West Trenton, New Jersey  08628

The name of the Corporation’s current registered agent at such address is:  The Corporation Trust Company.

ARTICLE III

The purpose or purposes for which the Corporation is organized is as follows:

A.           To generate, produce, acquire, transmit, distribute, furnish, sell, and supply electricity to public and private consumers; and

B.           To engage in any other activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, Title 14A New Jersey Statutes.

ARTICLE IV

The aggregate number of shares which the Corporation is authorized to issue shall be thirty-one million six hundred thousand (31,600,000) shares, classified as follows:

A.           Common Stock, sixteen million (16,000,000) shares, with a par value of ten dollars ($10) each; and

B.           Cumulative Preferred Stock, fifteen million six hundred thousand (15,600,000) shares, with no par value, and with such stated value as may be determined by the Board of Directors.

ARTICLE V

The Board of Directors may adopt an amendment to this Certificate of Incorporation determining, in whole or in part, the express terms, within the limits set forth in this Certificate of Incorporation or the New Jersey Business Corporation Act, of any class of shares before the issuance of any shares of that class, or of one or more series within a class before the issuance of shares of that series; including, without limitation, division of shares into classes or into series within any class or classes, determination of the designation and the number of shares of any class or series, and the determination of the relative voting rights, preferences, limitations, rights to dividends, conversion rights, redemption rights, stated value, and other special rights of the shares of any class or series.

ARTICLE VI

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders; except that this Article shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.  As used herein, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.  [NJ Stat. 14A:2-7(3)]

ARTICLE VII

The Corporation may wind up its affairs and dissolve pursuant to a resolution adopted, at a meeting of shareholders called for such purpose, by the affirmative vote of the holders of record of shares entitling them to exercise the majority of the voting power of the Corporation.

ARTICLE VIII

The Corporation may purchase its shares, regardless of class, from time to time, to such extent, in such manner, and upon such terms as its Board of Directors shall determine; provided, however, that the Corporation shall not purchase any of its shares if, after such purchase, either (a) the Corporation would be unable to pay its debts as they become due or (b) the Corporation's total assets would be less than its total liabilities.

ARTICLE IX

The shareholders shall have no right to vote cumulatively in the election of Directors.

ARTICLE X

The shareholders shall have no preemptive rights to subscribe for or to purchase from the Corporation any of the shares of any class of the Corporation hereafter issued or sold.

ARTICLE XI

The number of Directors constituting the current Board of Directors is six, and their names and addresses are as follows:

Bradley S. Ewing 300 Madison Avenue Morristown, NJ 07962-1911	Mark A. Julian 300 Madison Avenue Morristown, NJ 07962-1911

Stephen E. Morgan 300 Madison Avenue Morristown, NJ 07962-1911	Gelorma E. Persson 300 Madison Avenue Morristown, NJ 07962-1911

Donald R. Schneider 300 Madison Avenue Morristown, NJ 07962-1911	Jesse T. Williams, Sr 300 Madison Avenue Morristown, NJ 07962-1911